Exhibit 99.h.20

KEELEY FUNDS, INC.

FOURTH AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT is dated as of the 3rd day of November, 2009 to the Fund Administration Servicing Agreement, dated October 1, 2006, as amended on August 15, 2007, December 21, 2007 and August 7, 2009 (the “Agreement”) is entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name: John L. Keeley, Jr.		Name: Michael R. McVoy

Title: President		Title: Executive Vice President

Exhibit A

to the Keeley Funds, Inc.

Fund Administration Servicing Agreement

Fund Names

Name of Series	Date Added
KEELEY Small Cap Value Fund	Class A Shares - 12/31/07
Class I Shares - 12/31/07
KEELEY Small Cap Dividend Value Fund	Class A Shares - 12/1/09
Class I Shares - 12/1/09
KEELEY Small-Mid Cap Value Fund	Class A Shares - 8/15/07
Class I Shares - 8/15/07
KEELEY Mid Cap Value Fund	Class A Shares - 8/15/05
Class I Shares - 12/31/07
KEELEY All Cap Value Fund	Class A Shares - 6/14/06
Class I Shares - 12/31/07